U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 27, 2004

Internet Infinity, Inc.
(Exact name of registrant as specified in its charter)

Delaware (state of incorporation)	0-27633 (Commission File Number)	95-4679342 (IRS Employer I.D. Number)
413 Avenue G, #1
Redondo Beach, CA 90277
800-533-4810
____________________________________________________
(Address and telephone number of registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The following sets forth a press release issued on December 27, 2004:

Internet Infinity Starts Soft Launch of Special
Singles with First Acquisition

REDONDO BEACH, Calif.

Internet Infinity, Inc.
George Morris, 800-533-4810
georgemorris@earthlink.net

The Internet Infinity, Inc. (OTCBB: ITNF) Board of Directors has approved the license acquisition of the Special Singles internet match dating site including an additional cash investment by Company Chairman Morris. George Morris says, "I am personally investing cash in the Special Singles project because I believe it is a great starting point for Internet Infinity’s strategy."

The Company entered into an agreement with George Morris to purchase the Special Singles website for $66,500 in notes. Morris is providing additional cash for continued development and promotion. The site is currently being tested with a "soft launch" and a formal release is scheduled in January 2005.

Dr. George Morris further says: "We are working toward our goal to grow a profitable Internet company through existing operations and through favorable term acquisitions. And, we plan to build our earnings with an acquisition strategy for privately owned internet business operations that are above or near positive cash flow. Our goal is to leverage every dollar of our cash to acquire internet business earnings."

Internet Infinity is actively searching for acquisition and license partnering arrangements that can be implemented with stock, notes and cash.

Any forward-looking statements contained in this press release are qualified in their entirety by the complete discussion of risks set forth in Internet Infinity’s most recent Annual Report on Form 10-K and Quarterly Reports 10-Q filed with the Securities and Exchange Commission and available on the web site (www.sec.gov) and other sites.

Internet Infinity and its logo are trademarks of Internet Infinity, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Internet Infinity, Inc.

Date: January 4, 2005	By:	/s/ George P. Morris
George P. Morris
Chief Executive Officer

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